EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information:
August 22, 2006	Contact: Tucker Hewes
Hewes Communications
(212) 207-9451

DIVIDEND CAPITAL TOTAL REALTY TRUST

ANNOUNCES APPOINTMENT OF MIKE KELLY AS

CHIEF ACQUISITIONS OFFICER

DENVER, CO — August 22, 2006 — Dividend Capital Total Realty Trust Inc., a Denver, Colorado-based Real Estate Investment Trust (REIT), announced today the appointment of Mike Kelly as the company’s Chief Acquisitions Officer.

Mr. Kelly is an experienced, 17-year professional with expertise in both private and public commercial real estate operating companies. Over the course of his career he has directly sourced and closed real estate transactions with an aggregate value of over $2.6 billion across 20 different cities within the United States.

Prior to joining Dividend Capital Total Realty Trust, Mr. Kelly was Senior Vice President and Director of Acquisitions and Dispositions for United Dominion Realty Trust (NYSE: UDR), where he was a member of the company’s investment committee and was responsible for an acquisitions and dispositions group that closed over $1.6 billion in transactions.

“Mike should have an outstanding impact on our ability to execute on our strategy of building a diversified portfolio of high-quality real estate assets,” said John Blumberg, chairman of Dividend Capital Total Realty Trust. “His extensive experience in the real estate industry and his long-standing network of relationships is expected to give us access to a large number of high-quality investment opportunities.”

Previously, Mr. Kelly was Senior Vice President at Urdang & Associates, where he sourced and closed multifamily transactions consisting of over 4,100 units and 19 properties across five cities. Prior to Urdang & Associates, Mr. Kelly held various real estate positions at Lend Lease Real Estate Investments and Apartment Realty Advisors. Mr. Kelly received his Bachelor’s Degree in Business Administration from the University of Notre Dame and obtained his Certified Public Accountant designation in 1992.

Dividend Capital Total Realty Trust, a Denver-based Real Estate Investment Trust (REIT), invests in a diversified portfolio of high-quality direct real estate and real estate securities.

####

For more complete information about Dividend Capital Total Realty Trust, you may download and view a prospectus at dividendcapital.com, or call 866.DCG.REIT. Read the prospectus carefully before investing. Please carefully consider the investment objectives, risks, and charges and expenses before you invest or send money.